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                                     UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                      FORM 12b-25

                                                Commission File Number 333-72075

                              NOTIFICATION OF LATE FILING

(CHECK ONE):  / /Form 10-K / /Form 20-F / /Form 11-K /X/Form 10-Q / /Form N-SAR

                 For Period Ended: N/A
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                 /  / Transition Report on Form 10-K
                 /  / Transition Report on Form 20-F
                 /  / Transition Report on Form 11-K
                 /  / Transition Report on Form 10-Q
                 /  / Transition Report on Form N-SAR
                 For the Transition Period Ended: September 30, 1999
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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
               VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
N/A
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PART I -- REGISTRANT INFORMATION

TOWNPAGESNET.COM PLC
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Full Name of Registrant

N/A
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Former Name if Applicable: N/A

11 Market Square
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Address of Principal Executive Office (Street and Number)

Alton, Hampshire, GU34 1HD, England
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City, State and Zip Code

PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       (a)  The reasons described in reasonable detail in Part III of this
/X/ form could not be eliminated without unreasonable effort or expense;
       (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof,
/X/ will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

      The Registrant's Quarterly Report which will be filed on Form 6-K for the quarter ended September 30, 1999 could not be filed within the prescribed time period due to the Registrant's acquisition of two subsidiaries during this quarter, both involving groups of companies, and the determination of the accounting treatment of those transactions as well as the collection and compilation of certain information required for the preparation of such filing has resulted in unanticipated delays. Such delays could not be eliminated by the Registrant without unreasonable effort or expense. TownPagesNet.com plc requests a five day extension pursuant to Rule 12b-25 of the Securities Exchange Act of 1934, in order to file its Quarterly Report on Form 6-K. The Registrant's Form 6-K will be filed no later than the fifth calendar day following the prescribed due date.

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PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                 Maria Allen                  212               801-9396
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                    (Name)                (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company
    Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If
    the answer is no, identify report(s).                        /X/ Yes  / / No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
    portion thereof?                                            / / Yes  /X/ No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                             TOWNPAGESNET.COM PLC
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                 (Name of Registrant as Specified in Charter)

    Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


    Date November 12, 1999                       By /s/ Richard Ian Walker
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                                                 Name: Richard Ian Walker
                                                 Title: Chief Financial Officer